                                                                  EXHIBIT (a)(1)

                                 FIREPOND, INC.


         OFFER TO EXCHANGE OPTIONS UNDER THE FIREPOND STOCK OPTION PLANS

                     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
          AT 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 25, 2001,
                        UNLESS FIREPOND EXTENDS THE OFFER


         Firepond, Inc. is offering eligible employees and directors the opportunity to exchange up to all of their outstanding options to purchase shares of our common stock granted under the Firepond, Inc. 1997 Stock Plan, as amended, the Firepond, Inc. 1999 Stock Option and Grant Plan, as amended, the 1999 Director Plan and the Brightware Acquisition Stock Option Plan for new options that we will grant under the option plan(s) pursuant to which the corresponding exchanged options were originally granted.

         All current employees and directors of Firepond and our subsidiaries, other than those employees who have notified us of their intention to terminate their service relationship with us, or have been notified by us that their service relationship with us has been or will be terminated, are eligible to participate in the offer. We are not giving individuals who are consultants or former employees the opportunity to exchange their outstanding options. We are making this offer upon the terms, and subject to the conditions, set forth in this offer to exchange and in the related letter of transmittal (which together, as each may be amended or supplemented from time to time, constitute the "offer"). We will grant the new options on or about the first business day following the date we cancel the options accepted for exchange. You may only tender entire option grants and not a portion of an option grant (i.e. you may not tender only some of the options subject to an individual grant option).

         This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 of this offer to exchange.

         If you tender options for exchange, we will grant you new options under the option plan(s) pursuant to which the corresponding exchanged options were originally granted, provided that you execute a new option agreement between us and you as more fully described in the offer. The number of options to be granted to you will be equal to three-fourths of the number of options that you tender and we accept for exchange. If any of the options that you tender for exchange are vested and exercisable on the date we cancel the options accepted for exchange, a number of new options equal to three-eighths of such vested and exercisable options tendered for exchange will be vested and exercisable on the date we grant the new options. The remainder of the new options, unlike the options you tender for exchange (which generally vest and become exercisable in equal annual installments over a four year period beginning on the grant date), will vest and become exercisable in equal monthly installments over a three year period beginning on the grant date of the new options. For example, if you tender options to purchase 10,000 shares of common stock of which 50%, or options to purchase 5,000 shares, are vested and exercisable, you will receive options to purchase 7,500 shares of common stock of which options to purchase 1,875 shares will be vested and exercisable, the remaining options to purchase 5,625 shares will vest in equal monthly installments over three years commencing on the grant date of the new options. The exercise price of the new options will be equal to the fair market value of our common stock on the date of the grant. The new options will expire five years from the grant date, or earlier if your service with Firepond terminates prior to that date.

         As of June 25, 2001, options to purchase 11,787,398 shares of our common stock were issued and outstanding under our option plans, of which options to purchase 9,059,772 shares were held by either eligible employees or eligible directors. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 76.9% of the total shares of common stock issuable upon exercise of all options outstanding under our option plans as of June 25, 2001.

         All options accepted by us pursuant to this offer will be cancelled.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "FIRE." On June 25, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $1.26 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Margot Oertel, Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451 (telephone: (781) 487-8463) (email: margot.oertel@firepond.com).

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it, together with any other required documents to us at Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451, Attn: Margot Oertel (facsimile number: (781) 487-8450).

         We are not making this offer to, nor will we accept any tender of options from, or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options or the grant of any new options, would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

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
SUMMARY TERM SHEET....................................................................................    1

THE OFFER.............................................................................................    6

1.     NUMBER OF OPTIONS; EXPIRATION DATE.............................................................    6
2.     PURPOSE OF THE OFFER...........................................................................    7
3.     PROCEDURES FOR TENDERING OPTIONS...............................................................    8
4.     WITHDRAWAL RIGHTS..............................................................................    8
5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.................................    9
6.     CONDITIONS OF THE OFFER........................................................................   10
7.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.............................................   11
8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.......................................   11
9.     INFORMATION CONCERNING FIREPOND................................................................   15
10.    INTERESTS OF DIRECTORS, OFFICERS AND CONTROL PERSONS; TRANSACTIONS AND
       ARRANGEMENTS CONCERNING THE OPTIONS............................................................   15
11.    STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING
       CONSEQUENCES OF THE OFFER......................................................................   16
12.    LEGAL MATTERS; REGULATORY APPROVALS............................................................   16
13.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.......................................................   16
14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.....................................................   17
15.    FEES AND EXPENSES..............................................................................   18
16.    ADDITIONAL INFORMATION.........................................................................   19
17.    MISCELLANEOUS..................................................................................   19

SCHEDULE A  -   Information Concerning the Directors and Executive Officers of
                Firepond and persons deemed to control Firepond

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHY ARE WE MAKING THE OFFER?

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. As a result, we believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our continuing employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for such individuals and thereby maximize stockholder value. (Page 7)

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange up to all of the stock options outstanding under our stock option plans that are held by eligible employees or directors, or any lesser number of options that eligible holders properly tender in the offer, for new options to be granted under our stock option plans. (Page 6)

WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE OR AN ELIGIBLE DIRECTOR?

         All current employees and directors of Firepond and our subsidiaries, other than those employees as of June 26, 2001 who have notified us of their intention to terminate their service relationship with us or been notified by us that their service relationship with us will be terminated, are eligible to participate in the offer. We are not giving individuals who are consultants or former employees the opportunity to exchange their outstanding options. (Page 6)

MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

         This offer only pertains to options and does not in any way pertain to shares previously purchased upon the exercise of options. If you have exercised an eligible option grant in its entirety, that option grant is no longer outstanding, and is therefore not subject to this offer. If you have exercised an eligible option grant in part, the remaining outstanding (unexercised) portion of the option grant is subject to the offer and may be tendered for exchange and cancellation.

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include a lawsuit challenging the tender offer, a third-party tender offer for our common stock or a proposal to acquire the Company. These and various other conditions are more fully described in Section 6.
(Page 10)

ARE THERE ANY ADDITIONAL ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         To receive a grant of new options pursuant to the offer and under the terms of the option plans, you must be an employee or director of Firepond or one of our subsidiaries from the date you tender options through the date we grant the new options; provided that if we terminate your service relationship with us after the acceptance date, but prior to the date we grant the new options, for purposes of this offer only, you will be treated as if you were an employee or director of Firepond or one of our subsidiaries through the date we grant new options. As discussed below, we will grant the new options on or about the first business day following the date we cancel the options accepted for exchange.

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         We will grant you new options to purchase a number of shares of our common stock equal to three-fourths of the number of shares of common stock subject to the options you tender that we accept for exchange. This means that for every four options to purchase a share of common stock that you tender and we accept for exchange, you will receive three options to purchase a share of common stock. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. All new options will be granted under the option plan(s) pursuant to which the corresponding exchanged options were originally granted and will be subject to the terms and conditions of such plan and a new option agreement between you and us that you must execute as a condition of the offer. (Page 11)

IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY
OPTIONS?

         You may only tender full option grants. We are not accepting partial tenders of individual option grants. For example, if you hold an option grant representing options to purchase 3,000 shares of common stock at an exercise price of $5.00 per share, you must tender all of the options subject to such grant. You cannot tender only some of the options subject to the grant and retain the remainder of the option grant. On the other hand, if you have multiple option grants, you may choose not to tender all of your option grants. (Page 6)

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on or about the first business day following the date that we cancel the options tendered and accepted for exchange. If we cancel tendered options on July 26, 2001, the business day following the scheduled expiration date of the offer, the grant date of the new options will be on or about July 27, 2001. (Page 9)

IF I TENDER OPTIONS IN THE OFFER, WILL THERE BE ANY RESTRICTIONS ON MY ABILITY TO RECEIVE OTHER OPTION GRANTS IN THE FUTURE?

         If we accept options you tender in the offer, we may defer any additional option grants if we determine it is necessary for us to do so to avoid incurring an additional compensation expense against our earnings because of accounting rules that could apply to these other option grants as a result of the offer. (Page 9)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will be equal to the fair market value of our common stock on the date that we grant the new options to you. This would be determined based upon the last reported sale price of our common stock on the Nasdaq National Market on the last trading day before the date that we grant the new options to you. Accordingly, we cannot predict the exercise price of the new options.

WHEN WILL THE NEW OPTIONS VEST?

         The new options, unlike the outstanding options (which generally vest and become exercisable in equal annual installments over a four-year period beginning on the grant date), will vest and become exercisable in equal monthly installments over a three-year period beginning on the grant date of the new options. Accordingly, assuming we make the new grants of options on or about July 27, 2001, such grants will be fully exercisable on or about July 27, 2004, subject to the terms and conditions of the applicable option plan and your new option agreement. (Page 10)

WHAT IF OPTIONS I TENDER FOR EXCHANGE ARE CURRENTLY VESTED?

         If any of the options that you tender for exchange are vested and exercisable on the date we cancel the options accepted for exchange, an amount of new options equal to three-eighths of such vested and exercisable options tendered for exchange will be vested and exercisable on the date we grant the new options. For example, if you tender an option to purchase 10,000 shares of common stock of which 50%, or options to purchase 5,000 shares, are vested and exercisable, you will receive options to purchase 7,500 shares of common stock of which options to purchase 1,875 shares will be vested and exercisable, the remaining options to purchase 5,625 shares will vest in equal monthly installments over three years. (Page 12)

WHAT WILL HAPPEN TO MY NEW OPTIONS IF FIREPOND IS ACQUIRED BY ANOTHER COMPANY?

         In general, the new options, unlike some of the outstanding options (the vesting schedule of which may accelerate upon a change of control of Firepond) will terminate if they are not assumed by the acquiring company without any automatic acceleration of vesting. The vesting schedule of new options granted to our directors, executive officers and certain other key employees identified by our board of directors will automatically accelerate if the options are not assumed by the acquiring company. In addition, even if the new options granted to our directors, executive officers and such other key employees are assumed by the acquiring company, the vesting schedule of such new options may accelerate upon the occurrence of certain events. (Page 14).

WHEN WILL MY NEW OPTIONS EXPIRE?

         Your new options will expire five years from the grant date, or earlier if your service with Firepond terminates. (Page 12)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current law to recognize income for federal income tax purposes. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF TENDERING OPTIONS PURSUANT TO THE OFFER. (Page 16)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         No. All new options will be non-qualified stock options and not incentive stock options, even if the options you exchange are incentive stock options.

IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

         We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise. (Page 17)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing, options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         You have until at least 12:00 midnight, Eastern Time, on Wednesday, July 25, 2001 to tender your options in the offer.

         We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make a company-wide announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the offer, we may delay the acceptance of any options that have been tendered. UNLESS WE EXTEND THE OFFIER, IN OUR SOLE DISCRETION, THE OFFER WILL TERMINATE AT 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 25, 2001. (Page 17)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before the offer expires, a properly completed and duly executed letter of transmittal, together with any other documents required by the letter of transmittal, to Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451, Attn: Margot Oertel (facsimile number: (781) 487-8450). (Page 8)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the offer expires. Because we are not accepting partial tenders of individual option grants, you may only withdraw options for all or none of the options subject to an individual grant. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 8)

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. We have been informed by our executive officers that they intend to have their options exchanged in connection with the offer and we believe that our directors will elect to have their options exchange in connection with the offer.
(Page 15)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

                           Margot Oertel
                           Firepond, Inc.
                           890 Winter Street
                           Waltham, Massachusetts  02451
                           (telephone: (781) 487-8463)
                           (facsimile: (781) 487-8450)
                           (e-mail: margot.oertel@firepond.com)

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange, for new options to purchase shares of common stock under the plans, up to all of the outstanding options under the plans held by eligible employees and eligible directors that are properly tendered and not validly withdrawn in accordance with Section 4 before the expiration of the offer. We will not accept partial tenders of any portion of the options subject to individual option grants. Therefore, you may only tender all or none of the options subject to a particular option grant. All current employees and directors of Firepond and our subsidiaries, other than those employees as of June 26, 2001 who have notified us of their intention to terminate their service relationship with us or been notified by us that their service relationship with us will be terminated, are eligible to participate in the offer. We are not giving individuals who are consultants or former employees the opportunity to exchange their outstanding options.

         If your options are properly tendered and accepted for exchange, unless we terminate this offer pursuant to the terms and conditions hereof, you will be entitled to receive a number of new options equal to three-fourths of the number of options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares of common stock. Instead, we will round down to the nearest whole share. The exercise price of new options will be equal to the fair market value of our common stock on the grant date. We will grant the new options on or about the first business day following the date that we cancel the options tendered and accepted for exchange.

         IF YOU ARE NOT A DIRECTOR OF FIREPOND OR AN EMPLOYEE OF FIREPOND OR ONE OF OUR SUBSIDIARIES ON THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE; PROVIDED THAT, IF WE TERMINATE YOUR SERVICE RELATIONSHIP WITH US AFTER THE ACCEPTANCE DATE BUT PRIOR TO THE DATE WE GRANT THE NEW OPTION, FOR PURPOSES OF THIS OFFER ONLY, YOU WILL BE TREATED AS IF YOUR SERVICE CONTINUED THROUGH THE DATE WE GRANT THE NEW OPTIONS.

         Participation in the offer does not confer upon you the right to remain in the employ of Firepond or any of our subsidiaries or right to continue providing services to such entities. This means that, except as set forth above, if your employment or services as a director is terminated for any reason (including as a result of your death or disability) prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

         This offer shall expire at 12:00 midnight, Eastern Time, on July 25, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

         - we increase or decrease the amount of consideration offered for the options; or

         - we increase or decrease the number of options eligible to be tendered in the offer.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the option plans to:

         - provide our continuing employees and directors an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         - encourage our employees to continue their employment relationship with us.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. As a result, we believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for such individuals and thereby maximize stockholder value.

         Except for our workforce reductions that we announced in press releases on April 3, 2001 and June 12, 2001 and except as otherwise disclosed in this offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or the filling of any existing board vacancies or the change of any material term of any executive officer's employment;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (h) the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act;

         (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Although we have no pending proposals for acquisitions or other business combination transactions, we have considered such matters from time to time and expect to continue to do so in the future.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult with your own legal, investment and/or tax advisors. You must make your own decision whether or not to tender your options for exchange.

3.   PROCEDURES FOR TENDERING OPTIONS.

         To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, together with any other required documents. We must receive all of the required documents at Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451,
Attn: Margot Oertel before the expiration of the offer.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, unless we terminate the offer, we intend to accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before 12:00 midnight, Eastern Time, on July 25, 2001; provided, however, that if the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration date. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern Time, on August 22, 2001, you may withdraw your tendered options at any time after 12:00 midnight, Eastern Time, on and after August 22, 2001 and before they are accepted and cancelled or the offer is terminated by us.

         To validly withdraw tendered options, an option holder must deliver to us, at the address set forth in Section 3, a written notice of withdrawal, or a facsimile thereof, with all required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, the number of options to be withdrawn and the exercise price. Because we are not accepting partial tenders of individual option grants, you may only withdraw all or none of the options subject to an individual option grant. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither Firepond nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer and as promptly as reasonably practicable following the expiration of the offer, we intend to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange on July 26, 2001, the business day following the scheduled expiration date of the offer, subject to the terms and conditions of the offer, you will be granted new options on or about July 27, 2001, which is the first business day following the date we accept options for exchange. The exercise price of the new options will equal the fair market value of our common stock on the grant date. If we extend the date by which we must accept and cancel options properly tendered, you will be granted new options on a subsequent business day which is on or promptly after the first business day following the extended date for acceptance and cancellation of tendered options.

         If we accept options you tender in the offer, we may defer the grant to you of any additional option grants if we determine it is necessary for us to do so to avoid incurring an additional compensation expense against our earnings because of accounting rules that could apply to these other option grants as a result of the offer.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release or e-mail communication. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. As soon as practicable following our acceptance of the options tendered for exchange, we will send each tendering option holder an option agreement(s) evidencing the new options, together with a letter indicating the number of options that we have accepted for exchange, the corresponding number of new options and the grant date of the new options.

         IF YOU DO NOT REMAIN A DIRECTOR OF FIREPOND OR AN EMPLOYEE OF FIREPOND OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED AND CANCELLED; PROVIDED THAT IF WE TERMINATE YOUR SERVICE RELATIONSHIP WITH US AFTER THE ACCEPTANCE DATE BUT PRIOR TO THE DATE WE GRANT THE NEW OPTIONS, FOR PURPOSES OF THIS OFFER ONLY, YOU WILL BE TREATED AS IF YOUR SERVICES CONTINUED THROUGH THE DATE WE GRANT THE NEW OPTIONS.

         THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR SERVICE WITH US, AND YOUR SERVICE MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO YOU BEING ISSUED OR VESTING IN THE NEW OPTIONS, FOR ANY REASON WITH OR WITHOUT CAUSE.

         You are not required to accept the offer. However, you may not make a tender of less than all of the options subject to a particular outstanding option grant. For example, if you have received two eligible grants of options, you may choose to tender neither of these eligible grants, both of these eligible grants, or one of these eligible grants. However, if you wish to tender an eligible grant of options, you may not make a tender of anything less than all of the outstanding options subject to such option grant. If you choose to tender any options for exchange, you will be required to indicate in the letter of transmittal the particular option grants you are tendering.

6.   CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 25, 2001 and prior to the expiration of the offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment, in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Firepond or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Firepond or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer; or

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options; or

                  (3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Firepond or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (c) any tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         (d) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Firepond or our subsidiaries that, in our reasonable judgment, is or may be material to Firepond or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the offer to us.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon all persons.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is traded on the Nasdaq National Market under the symbol "FIRE." Our common stock began trading on Nasdaq on February 4, 2000 in connection with the initial public offering of our common stock. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

Quarter Ended                                                  High                  Low
-------------                                                  ----                  ---
April 30, 2001 (through June 25, 2001)                    $    2.78000           $    1.26
January 31, 2001                                              12.03125                4.25
October 31, 2000                                              23.56250                7.25
July 31, 2000                                                 40.87500               14.50
April 30, 2000 (from February 4, 2000)                       103.87500               14.00


         On June 25, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.26 per share, and there were 38,806,902 shares outstanding.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. We expect to grant the new options promptly after the first trading date after the date your tendered options are accepted and cancelled. The exercise price of the future options will be the last reported sale price of our common stock reported on the Nasdaq National Market on the date they are granted. Our common stock may never trade at a price above the exercise price of the future options.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         8.1 Consideration. We will issue new options to purchase common stock under our option plans in exchange for outstanding options properly tendered by eligible employees and directors and accepted for exchange by us. We will grant the new options on or about the first business day following the date we cancel the options accepted for exchange. The number of options to be granted to each option holder will be equal to three-fourths of the number of options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 6,794,829 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 17.5% of the total shares of our common stock outstanding as of June 25, 2001.

         8.2 Terms of New Options. The new options will be issued under the option plan(s) pursuant to which the options exchanged for such new options were originally issued. In addition, each new option will be granted pursuant to the terms of a new option agreement which you will be required to execute as a condition of the offer. Except with respect to the number of options, the expiration date of the grant, the exercise price and the vesting schedule and as otherwise specified in the offer, the terms and conditions of the new option grants will be substantially the same as the terms and conditions of the option grants tendered for exchange. The following description summarizes the material terms of our option plans and the options granted under each of the plans:

                  (a) General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under our stock option plans is currently as follows:

                  Stock Option Plan                                     Shares Available for Grant
                  Firepond, Inc. 1997 Stock Plan                             9,396,815
                  Firepond, Inc. 1999 Stock Option and Grant Plan            8,000,000
                  Firepond, Inc. 1999 Director Plan                            500,000
                  Brightware Acquisition Stock Option Plan                   1,000,000

         Both incentive stock options and non-qualified stock options have been granted under the stock option plans and may be tendered for exchange, however, all new options subject to this offer will be non-qualified stock options.

                  (b) Administration. The stock option plans are administered by either the board of directors or the compensation committee of our board of directors and provide the board or the committee (as applicable) with broad discretion to select the persons to whom options are granted and to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate; provided that, except with respect to the 1999 Director Plan, certain powers may be delegated to the Chief Executive Officer of the Company (or any executive officers in the case of the 1997 Stock Plan).

                  (c) Term. The outstanding options that have been granted to our employees and directors have terms of ten years or, for incentive stock options granted to stockholders beneficially owning in excess of ten percent (10%) of our outstanding common stock, five years. Subject to the provisions of the stock option plans and your option agreement, the new options to be granted pursuant to the offer will have a term of, and therefore expire, five years from the date of grant, provided that your option will terminate earlier than the expiration of the term if your service with Firepond terminates prior to that date.

                  (d) Exercise Price. The exercise price of each option is determined by the board of directors or the compensation committee, provided that, in the case of incentive stock options the exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (or for incentive stock options granted to stockholders beneficially owning in excess of ten percent (10%) of our outstanding common stock, 110%). The exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant.

                  (e) Vesting and Exercise. The new options, unlike the outstanding options (which generally vest and become exercisable in equal annual installments over a four-year period beginning on the grant date), will vest monthly over a three-year period that begins on the grant date of the new options. Accordingly, assuming we make the new grants of options on or about July 27, 2001, such grants will be fully exercisable on or about July 27, 2004, subject to the terms and conditions of the applicable option plan and your new option agreement. In addition, if any of the options that you tender for exchange are vested and exercisable on the date we cancel the options accepted for exchange, an amount of options subject to the new options equal to three-eighths of the vested and exercisable shares subject to the options tendered for exchange will be vested and exercisable on the date we grant the new options. Therefore, you will lose five-eighths of the benefits of any vesting under any grants you tender in the offer.

         (f) Method of Exercising Options. The option holder may exercise the options in accordance with the terms of the option plan and the option holder's option agreement to the extent that such options are vested by providing to us a written notice identifying the grant and stating the number of shares of common stock that the option holder desires to purchase and payment in full of the exercise price per share for the shares of common stock then being acquired by one of the following methods:


                  (1)      cash;

                  (2)      certified or bank check;

                  (3) cashless exercise through a broker in compliance with such procedures and agreements as the board of directors or compensation committee requires; or

                  (4)      a combination of the foregoing methods.

         We may also in our discretion provide for alternate means of exercising the options.

         (g) Prohibition Against Transfer, Pledge and Attachment. The options are personal to the option holder and may not be transferred, assigned, pledged or hypothecated in any way other than by will, or by the laws of descent and distribution, and during the option holder's lifetime shall be exercisable only by the option holder or by the option holder's legal representative or guardian in the event of the option holder's incapacity. Notwithstanding the foregoing, certain option holders may transfer all or part of non-qualified stock options held by the option holder to the option holder's immediate family members, to trusts for the benefit of such immediate family members, partnerships in which the such immediate family members are the only partners and to limited liability companies in which such family members are the only members; provided, however, all such persons shall be subject to all of the terms and conditions of the grants to the same extent as the option holder.

         (h) Termination of Service. IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF FIREPOND OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE; PROVIDED THAT, IF WE TERMINATE YOUR SERVICE RELATIONSHIP WITH US AFTER THE ACCEPTANCE DATE, BUT PRIOR TO THE DATE WE GRANT THE NEW OPTIONS, FOR PURPOSES OF THIS OFFER ONLY, YOU WILL BE TREATED AS IF YOU WERE AN EMPLOYEE OR DIRECTOR OF FIREPOND OR ONE OF OUR SUBSIDIARIES THROUGH THE DATE WE GRANT THE NEW OPTIONS. This means that if your employment or services as a director is voluntarily terminated for any reason (including as a result of your death or disability) prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled. After the grant date of the new options, if your service with Firepond or one of our subsidiaries terminates for any reason other than disability or death, then you shall have until the earlier of the expiration date of the option, or thirty days from the date of termination of your service to exercise the option, to the extent to which you would otherwise have been entitled to exercise the option on or prior to the date of such termination. To the extent you are not entitled to exercise the option prior to the date of your termination, your option shall immediately lapse and you shall have no further rights with respect to the option, effective as of the date of termination of your service.

         After the date of grant of the new options, if your service with Firepond or one of our subsidiaries is terminated due to your disability or death, the grant shall be exercisable until the earlier of the expiration date of such option, or one year from the date of your termination of service due to such disability or death to the extent to which you would otherwise be entitled to exercise the option on or prior to the date of such termination. To the extent you are not entitled to exercise any portion of the option prior to the date of your termination due to disability or death, your option shall immediately lapse, effective as of the date of termination of your service on account of your disability or death.

         (i) Forfeiture of Unexercised Options and Profits. In the event you breach the terms of the Company's standard employee agreement between you and Firepond, any of your options which have vested but have not yet been exercised at the time of the breach shall immediately be forfeited and shall not thereafter be exercisable by you. In addition, in the event of any such breach, you agree to pay to Firepond, in cash, an amount equal to the profits realized by you from the sale of any shares of Firepond common stock received upon exercise of any new options, regardless of whether such sale occurs prior to or after such breach.

         (j) Registration of Option Shares. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC.

         (k) Effect of Change of Control. Under our existing option plans, outstanding stock option agreements and offer letters to employees, the vesting schedule of some of the outstanding options will accelerate if we merge or are consolidated with, or sell substantially all of our assets or all of our stock is sold to, another person or entity. All new options issued in this offer will be subject to the change of control provisions discussed below:

                  (1) Directors, Executive Officers and Key Employees. If we merge or are consolidated with, or sell substantially all of our assets or all of our stock is sold to, another person or entity after the grant date of the new options, or the Company is dissolved or liquidated, unless provision is made in connection with such change of control transaction, for the assumption of the new options or the substitution of such options with new options of the successor entity or parent corporation thereof, with appropriate adjustment as to the number and kind of shares, and if appropriate, the per share exercise price, all outstanding unvested new options held by our directors, executive officers and certain other key employees identified by the board of directors or the compensation committee of the board of directors, to the extent not then fully vested and exercisable, shall become fully vested and exercisable upon and subject to the consummation of the change of control transaction.

                  In addition, if any of our directors, executive officers or such other key employees are terminated or suffer a material diminution of responsibilities within six months following a change of control transaction, any new options assumed by the successor entity, or options issued in substitution for such new options, to the extent not vested and exercisable at the time of such termination or diminution, shall immediately become fully vested and exercisable.

                  (2) All Other Optionholders. Except as set forth above, if we merge or are consolidated with, or sell substantially all of our assets or all of our stock is sold to, another person or entity after the grant date of the new options, or the Company is dissolved or liquidated, unless provision is made in connection with such change of control transaction for the assumption of the new options or the substitution of such options with new options of the successor entity or parent corporation thereof, with appropriate adjustment as to the number and kind of shares, and if appropriate, the per share exercise price, all outstanding new options, to the extent not then fully vested and exercisable, if not exercised prior to the consummation of the change of control transaction will terminate without any automatic acceleration of vesting of the options, except as otherwise determined by our Board of Directors in connection with such transaction. You will be given a period of fifteen days prior to the consummation of the change of control transaction to exercise your option.

         (l) Federal Income Tax Consequences of Non-Qualified Stock Options. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options, as well as the consequences of accepting or rejecting this offer. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO YOU OF TENDERING OPTIONS PURSUANT TO THE OFFER.

9.   INFORMATION CONCERNING FIREPOND.

         Firepond is a leading provider of comprehensive selling and customer service solutions that help companies more profitably acquire and retain customers. Our product lines leverage proven intelligence engines and patented automation technology to drive new revenue streams, increase profitability, and manage customer interactions across all channels and throughout the sales and service cycle.

         Our comprehensive package for enterprise selling, the Firepond SalesPerformer Suite((TM)), allows companies to offer personalized products and services to customers via an e-commerce web site, or from a direct salesperson, distributor, dealer or agent. The SalesPerformer Suite enables companies to:

         - Deliver a fully integrated cross-channel selling system for complex selling environments;

         - Ensure consistency in the selling process no matter what the channel;

         - Enable companies to initiate appropriate processes throughout the enterprise; and

         -        Integrate with back office applications for fulfillment.

         By utilizing the SalesPerformer Suite to deliver consultative selling over the Internet and through other channels, companies can dramatically increase their market reach, win rate, order value and ultimately, revenue and market share. Underlying the SalesPerformer Suite's selling functionality is the ability to dynamically integrate event-driven data with business processes and existing systems. Firepond's process-oriented technology initiates and synchronizes sales and marketing processes based on accurate, real-time customer data. For example, information from a customer's web interaction can automatically update sales forecasts, alert a local sales representative to make a follow-up call, generate a customer service action, update marketing about campaign effectiveness and regional product preferences, populate customer databases with comprehensive and more accurate customer data and feed real-time, feature-specific data into supply-chain management systems. The result is a customer-driven, enterprise e-business model that unifies all selling channels.

         We were originally incorporated in Minnesota in 1983 and reincorporated in Delaware in December, 1999. Our principal executive offices are located at 890 Winter Street, Waltham, Massachusetts 02451 and our telephone number is
(781) 487-8400. Our web site is located at www.firepond.com. The information on our web site is not a part of this offer to exchange.

10. INTERESTS OF DIRECTORS, OFFICERS AND CONTROL PERSONS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers and persons deemed to control Firepond is attached to this offer to exchange as Schedule A. As of June 25, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding under our option plans to purchase a total of 4,881,239 shares of our common stock, which represented approximately 41.4% of the shares subject to all options outstanding under our option plans as of that date. All of these options to purchase shares of common stock held by our executive officers and non-employee directors are eligible to be tendered in the offer.

         During the past 60 days, we have granted options to purchase 1,161,325 shares of our common stock with exercise prices per share ranging from $1.26 to $2.26. 125,000 of these options were granted to our executive officers and directors. During the past 60 days, no individuals have exercised options to acquire shares of our common stock.

         Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Firepond, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Firepond.

11. STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we accept for exchange pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the applicable option plans, including for issuance upon the exercise of new options issued by us pursuant to the offer. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We will incur a compensation expense as a result of the transactions contemplated by the offer because we will grant new options to each option holder who properly tenders options for exchange and such new options will have an exercise price lower than the exercise price of the options that such option holder tenders. The new option grants will be treated for financial reporting purposes as a variable award. Accordingly, we are required to record as a compensation expense, chargeable against our reported earnings, all increases in the fair value of those options, including any appreciation in the market price of the underlying option shares, which occurs between the grant date of that option and the date the option is exercised for those shares or otherwise terminates unexercised. The greater the increase in the market value of our common stock following the date of grant, the greater the compensation expense.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

         13.1 Cancel of Old Options. You will not be required to recognize any income for federal income tax purposes when your old options are canceled in connection with the offer.

         13.2 Grant of New Options. You will not be required to recognize any income for federal income tax purposes when the new options are granted to you. The grant of those options is not a taxable event.

         13.3 Exercise of New Options. The new options received in the exchange will be non-qualified stock options. When those options are exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares.

         13.4 Sale of Option Shares. The sale of the shares acquired pursuant to the exercise of your non-qualified stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

         13.5 Effect on Incentive Stock Options Not Tendered. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified may cause a portion of such options to be recharacterized as non-qualified stock options and may extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain treatment under the incentive stock option rules of the Internal Revenue Code would require that any taxable sale or disposition of the shares acquired upon the exercise of the option not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares.

         WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         IF YOU CHOOSE NOT TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF THE COMMON STOCK PURCHASED UNDER THOSE OPTIONS.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination, amendment or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         In the case of an amendment to extend the offer, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any company-wide announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by e-mail.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information concerning the offer that are amended.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on a Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your options:

         (a) our annual report on Form 10-K for our fiscal year ended October 31, 2000, filed with the SEC on January 29, 2001;

         (b) our quarterly report on the Form 10-Q for our fiscal quarter ended April 30, 2001, filed with the SEC on June 14, 2001; and

         (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on January 31, 2000, including any amendments or reports we file for the purpose of updating that description.

         The SEC file number for these filings is 0-29251. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.                   7 World Trade Center                  500 West Madison Street
               Room 1024                              Suite 1300                             Suite 1400
        Washington, D.C. 20549                 New York, New York 10048                Chicago, Illinois 60661


         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "FIRE," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                 Firepond, Inc.
                            Attention: Margot Oertel
                                890 Winter Street
                          Waltham, Massachusetts 02451

or by telephoning us at (781) 487-8400 between the hours of 9:00 a.m. and 5:00 p.m., Waltham, Massachusetts local time.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

         This offer to exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "anticipates," "believes," "intends," "could," "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

         - We expect to continue to incur losses and may not be profitable in the future;

         - A continued slowdown in information technology spending could reduce the sale of our products;

         - A significant percentage of our product development is performed by a third party internationally, the loss of which would substantially harm our product development efforts;

         - Disappointing quarterly revenues or operating results could cause the price of our common stock to fall;

         - Difficulties and financial burdens associated with acquisitions could harm our business and financial results;

         - Because we have a limited operating history as a software company, our future success is uncertain;

         - The success of our business depends on the SalesPerformer Suite, which has been recently introduced and may not be widely adopted by our customers;

         - We depend on key personnel and must attract and retain additional qualified personnel to be successful;

         - Failure to expand our relationships with systems integrators and consulting firms would impede acceptance of our products and delay the growth of our revenue;

         - Our stock price may continue to be volatile which may lead to losses by investors and result in securities litigation;

         - Failure to increase our international revenues could seriously harm our business;

         - Failure to effectively manage our geographically dispersed organization could have a significant negative impact on our business operations;

         - Integration of a new management team and new personnel and growth may strain our operations;

         - Intense competition from other technology companies could prevent us from increasing or sustaining revenue and prevent us from achieving or sustaining profitability;

         - If e-business selling and customer service solutions are not widely adopted, we may not be successful;

         - If we are unable to introduce new and enhanced products on a timely basis that respond effectively to changing technology, our revenue may decline;

         - We depend on technology licensed to us by third parties, the loss of which could adversely affect our competitive position;

         - Claims may be brought against us if we hire former employees of our competitors, which may cause us to incur substantial costs;

         - If we are unable to provide adequate professional service and customer support, our ability to sustain or grow our business will be harmed;

         - If our new and complex products fail to perform properly, our revenue would be adversely affected;

         - Product liability claims related to our customers' critical business operations could result in substantial costs;

         - Our limited ability to protect our intellectual property may harm our ability to compete;

         - Claims alleging infringement of a third party's intellectual property could result in significant expense to us and result in our loss of significant rights;

         - Control by our executive officers, directors and associated entities may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval;

         -        Future sales of our stock could cause our stock price to fall;
                  and

         - Provisions of Delaware law and of our charter and by-laws may make a takeover more difficult and lower the value of our common stock.

         For further information about these and other risks, uncertainties and factors, please review the disclosure included under the captions "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 7a. Quantitative and Qualitative Disclosures about Market Risk" in our annual report on Form 10-K for the fiscal year ended October 31, 2000 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2001. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this offer to exchange.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                                                Firepond, Inc.
                                                                June 26, 2001

                                   SCHEDULE A


         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
           FIREPOND, INC. AND PERSONS DEEMED TO CONTROL FIREPOND, INC.

         The following table sets forth information regarding the beneficial ownership of options to acquire shares of Firepond common stock, as of June 25, 2001, by the directors and executive officers of Firepond, Inc. and all persons which may be deemed to control Firepond, Inc.:

                                                                                                Beneficial Ownership
Name                                  Title or Relationship                                    Options     Percentage
----                                  ---------------------                                    -------     ----------
Klaus P. Besier                      Chairman and Chief Executive Officer                      3,225,002      27.4%
Paul K. McDermott                    Chief Financial Officer and Vice President of Finance
                                     and Administration                                          412,001       3.5
Cem Tanyel                           Senior Vice President of Product Development                400,000       3.4
Joel B. Radford                      Senior Vice President U.S. of Professional Services         336,735       2.9
John Keighley                        Vice President and General Manager of Europe                195,000       1.7
Paul Butare                          Director                                                     62,501       0.5
J. Michael Cline                     Director                                                     62,500       0.5
William O. Grabe                     Director                                                     62,500       0.5
Gerhard Schulmeyer                   Director                                                     62,500       0.5
Vernon Lawrence Weber                Director                                                     62,500       0.5
General Atlantic Partners, LLC       Stockholder                                                  -              -

         The address of each director and executive officer is: c/o Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451. The address of General Atlantic Partners LLC is: c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

         Because investment partnerships affiliated with General Atlantic Partners, LLC own a significant amount of the outstanding shares of Firepond, Inc. common stock, General Atlantic Partners, LLC may be deemed to control Firepond, Inc. Each of General Atlantic Partners 40, L.P., General Atlantic Partners 46, L.P., General Atlantic Partners 52, L.P., General Atlantic Partners 59, L.P., GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. own shares of Firepond, Inc. common stock.

         The general partner of General Atlantic Partners 40, L.P., General Atlantic Partners 46, L.P., General Atlantic Partners 52, L.P., and General Atlantic Partners 59, L.P., is General Atlantic Partners, LLC. The managing members of General Atlantic Partners, LLC are Steven A. Denning, Peter L. Bloom, David C. Hodgson, William O. Grabe, William E. Ford, Clifton S. Robbins, Franchon M. Smithson, Matthew Nimetz, Mark F. Dzialga, Klaus Esser, Rene M. Kern, John Wong, Branden R. Kelly, Tom C. Tinsley, Florian P. Wendelstadt and Eric Engstrom. The managing members of General Atlantic Partners, LLC (other than Klaus Esser) are also the general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P.

                            OFFER TO EXCHANGE OPTIONS
                                    UNDER THE
                           FIREPOND STOCK OPTION PLANS





                              --------------------

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions and mail, fax or hand deliver it, together with any other required documents to us at Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451, Attn: Margot Oertel (facsimile number: (781) 487-8450).

Any questions, requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Margot Oertel, Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451 (telephone: (781) 487-8463) (margot.oertel@firepond.com)

                              --------------------

                                  June 26, 2001



                                       2